Exhibit 99.1

Apple Announces Update Regarding Stock Option Grants

CUPERTINO, California—August 3, 2006—As Apple® previously announced, an internal investigation discovered irregularities related to the issuance of certain stock option grants made between 1997 and 2001. A special committee of Apple’s outside directors has hired independent counsel to perform an investigation, and the Company has informed the SEC. As a result of the ongoing investigation, the Company will delay the filing of its Form 10-Q for the quarter ended July 1, 2006.

Although the investigation is ongoing, the Company has discovered additional evidence of irregularities. In light of this, management has concluded, and the audit committee of the board of directors agrees, that the Company will likely need to restate its historical financial statements to record non-cash charges for compensation expense relating to past stock option grants. The Company has not determined the amount of such charges, the resulting tax and accounting impact, or which periods may require restatement. Accordingly, the Company today filed a Form 8-K stating that the financial statements and all earnings and press releases and similar communications issued by the Company relating to periods commencing on September 29, 2002 should therefore not be relied upon.

The Company is focused on resolving these issues as quickly as possible and plans to file its Form 10-Q and any required restated financial statements following completion of the investigation.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Today, Apple continues to lead the industry in innovation with its award-winning desktop and notebook computers, OS X operating system, and iLife and professional applications.  Apple is also spearheading the digital music revolution with its iPod portable music players and iTunes online music store.

Press Contact:
Steve Dowling
Apple
dowling@apple.com
(408) 974-1896

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr/), or call Apple’s Media Helpline at (408) 974-2042.

© 2006 Apple Computer, Inc. All rights reserved. Apple, the Apple logo, Mac, Mac OS and Macintosh are trademarks of Apple. Other company and product names may be trademarks of their respective owners.